Execution Copy

WARRANT AGREEMENT

Dated as of April 25, 2011

by and among

FLORIDA GAMING CORPORATION

and

THE HOLDERS NAMED HEREIN

i

Page

EXHIBITS
A           Form of Warrant Certificate
B           Form of Joinder Agreement

SCHEDULE
2(b)           Warrant Allocation

ii

THIS WARRANT AGREEMENT (this “Agreement”), dated as of April 25, 2011, by and among Florida Gaming Corporation, a Delaware corporation (the “Company”), each of the other Persons executing this Agreement as set forth in Schedule 2(b) hereto (the “Initial Holders”) and each Person executing a Joinder Agreement as contemplated by Section 11(j).

WITNESSETH:

WHEREAS, in connection with the execution and delivery of the Credit Agreement (as hereinafter defined), the Company has agreed to enter into this Agreement providing for the issuance of warrants (the “Warrants”) to purchase shares of common stock, par value $0.20, of the Company (the “Common Stock”, and the Common Stock issuable on exercise of the Warrants being referred to herein as the “Warrant Shares”).

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

Section 1.	Definitions; Interpretation; Construction

(a)          Defined Terms.  As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with, such Person.  The term “control” (as used in the terms “controlling”, “controlled by” or “under common control with”) means holding the power to direct or cause the direction of the management and policies of a Person, whether by ownership of equity securities, contract or otherwise.

“Appraised Value” per share of Common Stock as of a date specified herein shall mean the value of such share as of such date as determined by an independent investment bank having experience in the valuation of companies similar to the Company, selected by the Company and reasonably acceptable to the Holders of Warrants representing a majority of the Warrant Shares issuable upon exercise of outstanding Warrants. If the investment bank selected by the Company is not reasonably acceptable to such Holders, and the Company and such Holders cannot agree on a mutually acceptable investment bank, then the Company and such Holders shall each choose one such investment bank and the respective chosen firms shall jointly select a third investment bank, which shall make the determination. The Company shall pay the costs and fees of each such investment bank (including any such investment bank selected by such Holders), and the decision of the investment bank making such determination of Appraised Value shall be final and binding on the Company and all affected Holders. Such Appraised Value shall be determined as a pro rata portion of the value of the Company taken as a whole, based on the higher of (A) the value derived from a hypothetical sale of the entire Company as a going concern by a willing seller to a willing buyer (neither acting under any compulsion) and (B) the liquidation value of the entire Company. No discount shall be applied on account of (i) any Warrants or Warrant Stock representing a minority interest, (ii) any lack of liquidity of the Common Stock or the Warrants, (iii) the fact that the Warrants or Warrant Stock may constitute “restricted securities” for securities law purposes, (iv) the existence of any call option or (v) any other grounds.

 “Board” means the board of directors of the Company or any duly authorized committee thereof.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Charter” means the Third Amended Certificate of Incorporation of the Company, as amended and in effect on the date hereof, and as such Charter may thereafter from time to time be amended in accordance with applicable law and such Charter.

“Commission” means the United States Securities and Exchange Commission.

“Credit Agreement” means the Credit Agreement dated as of April 25, 2011 (as the same may be amended, restated or modified from time to time) by and among Florida Gaming Centers, Inc., as borrower, the Company, as guarantor, the lenders party thereto, and ABC Funding, LLC, as administrative agent.

“Current Market Price” means, as of any specified date, the last sale price, regular way, on such day on the principal stock exchange or market system (including the Nasdaq National Market, the Nasdaq Small Cap Market, the OTC Bulletin Board Service, the National Quotation Bureau, Inc., the “pink slips” or a comparable service) on which such Common Stock is then listed or admitted to trading, or, if no such sale takes place on such day, the average of the closing bid and asked prices for the Common Stock on such day as reported on such stock exchange or market system.

“Disbursement Agreement” means the Disbursement Agreement dated as of April 25, 2011 among Florida Gaming Centers, Inc., as Borrower, and ABC Funding, LLC, as Administrative Agent.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder and any successor statute.

“Exercise Percentage” means, with respect to a Warrant, the percentage of the total outstanding Common Stock on a fully diluted basis immediately following such exercise for which that Warrant is exercisable.

“Exercise Price” means the purchase price per Warrant Share to be paid upon the exercise of each Warrant in accordance with the terms hereof, which price shall be the Initial Exercise Price, as adjusted in accordance with the terms of this Agreement.

“Exercise Trigger Date” means the date immediately following the end of the Completion Equity Deposit Period, if the Borrower has failed to deposit the full amount of the Completion Equity Funds into the Completion Reserve Account during the Completion Equity Deposit Period as required by Section 1.3.4(c) of the Disbursement Agreement.

“Expiration Time” means 5:00 p.m., New York, New York time on April 26, 2021.

“Fair Market Value” means (i) with respect to cash, the amount of such cash and (ii) with respect to any other asset, the fair market value of such asset as determined in good faith by the Board and certified in a board resolution.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any foreign, federal, state or local court, administrative body or other governmental or quasi-governmental entity with competent jurisdiction.

“Holder” means a Person who is listed as a record owner of Warrants, Warrant Shares and any other securities issued or issuable with respect to the Warrants or the Warrant Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; it being understood that the Initial Holders shall be Holders as of the Initial Issuance Date.

“Initial Exercise Price” means $25.00 per Warrant Share.

“Initial Issuance Date” means April 26, 2011.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit B.

“Knowledge” means, with respect to any Person other than an individual, the actual knowledge of the executive officers of such Person, and, with respect to an individual, the actual knowledge of such individual.

“Legal Requirement” means any law, statute, treaty, rule, regulation, determination of an arbitrator, a court or other Governmental Authority or a stock exchange.

“Lien” means any lien, claim, option, charge, encumbrance, security interest or other adverse claim of any kind.

“Officer” means, with respect to any Person, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind.

“Registration Rights Agreement” means the Registration Rights Agreement to be executed on the date hereof by the Company and the Initial Holders, as the same may be amended from time to time in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder and any successor statute.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other body performing similar functions are at any time directly or indirectly owned by such Person.

“Transaction Documents” means, collectively, this Agreement and the Registration Rights Agreement.

“Transfer” means any sale, transfer, assignment, hypothecation, pledge or other disposition of any Warrants or Warrant Shares.  The exercise of any Warrant in accordance with its terms shall not constitute a Transfer.

(b)         Additional Defined Terms.  The following capitalized terms are defined in the following Sections of this Agreement:

Term	Section
Adjustment Transaction	6(b)
Agreement	Preamble
Common Stock	Preamble
Company	Preamble
Contractual Obligation	9(b)
Initial Holders	Preamble
Orders	9(b)
Transfer Agent	5(b)
Warrant Certificates	2(a)
Warrant Registrar	2(c)
Warrant Shares	Preamble
Warrants	Preamble

(c)          Terms Defined in the Disbursement Agreement.  As used in this Agreement, the following terms (including any terms used in defining those terms) shall have the respective meanings assigned thereto in the Disbursement Agreement as from time to time in effect:  “Borrower,” “Completion Equity Deposit Period,” “Completion Equity Funds” and “Completion Reserve Account.”

(d)         Interpretation; Construction.  For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:  (i) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other gender; (ii) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, and to Exhibits, Schedules and other attachments, without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of, and Exhibits, Schedules and other attachments to, this Agreement; (iii) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions within a Section or subsection; (iv) the words “herein,” “hereof,” “hereunder,” “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and (v) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.”  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.  This Agreement is the result of the joint efforts of the parties hereto, and each provision of this Agreement has been subject to the mutual consultation, negotiation and agreement of the parties and there will be no construction against any party based on any presumption of that party’s involvement in the drafting of this Agreement.

Section 2.	Issuance of Warrants; Warrant Certificates.

(a)          Form and Dating; Execution; Exercise Percentage.  The Warrants shall be substantially in the form of Exhibit A (the “Warrant Certificates”).  The Warrants may have notations, legends or endorsements required by usage or any Legal Requirement.  Each Warrant shall be dated the date of its execution by an Officer.  An Officer shall sign the Warrants for the Company by manual or facsimile signature.  The terms and provisions contained in the Warrants shall constitute, and are hereby expressly made, a part of this Agreement.  The Company, by its execution and delivery of this Agreement, expressly agrees to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Warrant conflicts with the express provisions of this Agreement, the provisions of this Agreement shall govern and be controlling.  Each Warrant shall specify an Exercise Percentage.  The aggregate Exercise Percentages for all outstanding Warrants shall not exceed thirty percent (30%).

(b)          Issuance.   On the Initial Issuance Date, the Company shall issue to each Initial Holder set forth on Schedule 2(b), Warrants with the respective Exercise Percentages set forth opposite its name therein.

(c)          Warrant Registrar.  The Company shall maintain an office or agency where Warrants may be presented for registration of transfer or for exchange (“Warrant Registrar”).  The Warrant Registrar shall keep a register of the Warrants and of their transfer and exchange.  The Company may appoint one or more co-Warrant Registrars.  The term “Warrant Registrar” includes any co-Warrant Registrar.  The Company may change any Warrant Registrar; provided, however, that it shall provide written notice thereof to the Holders promptly following any such change.  The Company or any of its subsidiaries may act as Warrant Registrar.  The Company will initially act as Warrant Registrar.

(d)          Holder Lists.  The Company shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders.

(e)          Transaction Documents; Transfer and Exchange.

(i)           Transfer and Exchange of Warrants.  Upon written request by a Holder and such Holder’s compliance with the provisions of this Section 2(e), the Warrant Registrar shall register the transfer or exchange of Warrants.  Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Warrant Registrar the Warrants duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Warrant Registrar duly executed by such Holder or by its attorney, duly authorized in writing.  Prior to or concurrently with any Transfer of a Warrant, the transferee thereof shall execute and deliver to the Company a Joinder Agreement and thereby become a party to this Agreement.  Any failure of the Company to issue a Warrant Certificate(s) reflecting any transfer shall not affect the validity of such transfer.

(ii)          Agreement Legend.  The following legend, in substantially the following form, shall appear on the face of all Warrants (and all Warrants issued in exchange therefor or substitution thereof) issued under this Agreement:

“The securities represented by this certificate are subject to a Warrant Agreement dated as of April 25, 2011 by and among the issuer and the other persons named therein, as such agreement may be amended, restated or modified from time to time, and may not be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of except in accordance with the provisions thereof, and any transferee of these securities shall be subject to the terms of such agreement.  A copy of such agreement is maintained with the corporate records of the issuer and is available for inspection at the principal offices of the issuer.”

(iii)         Private Placement Legend.  The following legend, in substantially the following form, shall appear on the face of all Warrants and/or Warrant Shares as appropriate (and all Warrants and Warrant Shares issued in exchange therefor or substitution thereof) issued under this Agreement:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws, and may not be offered, sold or transferred except pursuant to (i) an effective registration statement under the Act and in compliance with applicable state securities laws or (ii) an applicable exemption from registration under the Act and under applicable state securities laws.”

(iv)         Removal of Private Placement Legend.  When any Warrants or Warrant Shares shall have been registered under the Securities Act, and such Warrants or Warrant Shares have been sold pursuant to such registration or pursuant to Rule 144 under the Securities Act, the Holder of such Warrant or Warrant Shares shall be entitled to exchange, as the case may be, the Warrant Certificate representing such Warrants for a Warrant Certificate, or a certificate representing such Warrant Shares for a new certificate, in each case not bearing the legend required by Section 2(e)(iii).

(v)          General Provisions Relating to Transfers and Exchanges.  To permit registrations of transfers and exchanges, the Company shall execute Warrants upon the Warrant Registrar’s request.

(A)           No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

(B)           All Warrants issued upon any registration of transfer or exchange of Warrants shall be duly authorized, executed and issued Warrants, entitled to the same benefits under this Agreement as the Warrants surrendered upon such registration of transfer or exchange.

(C)           Prior to due presentment for the registration of a transfer of any Warrant, the Company may deem and treat the Person in whose name any Warrant is registered as the absolute owner of such Warrant for all purposes and the Company shall not be affected by notice to the contrary.

(f)          Replacement Warrants.  If (i) any mutilated certificate evidencing a Warrant is surrendered to the Company or (ii) the Company receives evidence to its reasonable satisfaction of the destruction, loss or theft of any certificate evidencing a Warrant, then the Company shall issue a replacement certificate.  In connection with any such loss of a certificate, the Company may request an indemnity reasonably satisfactory to it (it being understood that the written affidavit of loss of any institutional holder (including the Initial Holders or any of their Affiliates) shall be a sufficient indemnity) to protect the Company from any loss that it may suffer if a certificate evidencing a Warrant is replaced.  The replacement certificate shall be of like tenor and shall represent the same Exercise Percentage as provided for in such mutilated, destroyed, lost or stolen certificate.  The Warrants evidenced by any replacement certificate shall be entitled to all of the benefits of this Agreement equally and proportionately with all other Warrants duly issued hereunder.

(g)          Cancellation. The Company at any time may deliver Warrants to the Warrant Registrar for cancellation. The Company shall forward to the Warrant Registrar any Warrants surrendered to it for registration of transfer, exchange or exercise. The Warrant Registrar, and no one else, shall cancel all Warrants surrendered for registration of transfer, exchange, exercise, replacement or cancellation and shall destroy canceled Warrants (subject to any applicable record retention requirements of the Exchange Act). Certification of the destruction of all canceled Warrants shall be delivered to the Company. The Company may not issue new Warrants to replace Warrants that have been exercised or that have been delivered to the Warrant Registrar for cancellation.

Section 3.	Terms of Warrants; Exercise of Warrants

(a)          Exercise Percentage. Each Warrant issued hereunder shall entitle the Holder thereof to purchase shares of Common Stock such that, following exercise in full of such Warrant, the Holder will own the specified Exercise Percentage of the outstanding Common Stock on a fully diluted basis immediately following such exercise for the aggregate Exercise Price for the shares of Common Stock so purchased.

(b)          Exercise. On and after the Exercise Trigger Date, a Holder of a Warrant may from time to time exercise such Warrant, on any Business Day, for all or any part of the shares of Common Stock purchasable thereunder. In order to exercise all or any of the Warrants represented by a Warrant Certificate, the Holder must deliver to the Company the Warrant Certificate and the form of election to purchase on the reverse thereof duly filled in and signed, and payment to the Company of the aggregate Exercise Price for the number of Warrant Shares, in respect of which such Warrants are then exercised. Such payment may be made (i) in cash, by wire transfer or by certified or official bank check payable to the order of the Company or (ii) by tendering Warrants as set forth in Section 3(c), in each case, equal to the aggregate Exercise Price for such Warrant Shares. Each Warrant not exercised prior to the Expiration Time shall become void and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time.

(c)          Cashless Exercise. At the option of the Holder, Warrant Shares to be acquired upon the exercise of a Warrant may be applied automatically to pay some or all of the aggregate Exercise Price in connection with a cashless exercise of that Warrant in whole or in part. Any Warrant Shares transferred to the Company as cashless payment of the aggregate Exercise Price under the Warrant shall be valued at the Current Market Price per share, as determined on the day immediately preceding the date the Warrant is presented for exercise.

(d)          Conditional Exercise.  Notwithstanding the provisions of this Section 3, a Holder (i) may expressly condition the effectiveness of any exercise of a Warrant upon a Transfer in connection with the exercise of such Holder’s rights under the Registration Rights Agreement, (ii) may revoke any such conditional exercise of a Warrant in the event that such Transfer shall not occur and (iii) may direct that any proceeds receivable by such Holder be remitted net of any aggregate Exercise Price due in respect of such exercise and that such aggregate Exercise Price be remitted directly to the Company.  In the event that such exercise shall occur simultaneously with such Transfer, the Company shall cooperate with such Holder and any third parties involved in such Transfer to facilitate the issuance and sale of the shares of Common Stock involved.

(e)          Issuance of Warrant Shares.  Subject to the provisions of Section 4, upon compliance with Section 3(b), the Company shall deliver or cause to be delivered promptly, but in any event not later than five Business Days after such compliance, to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate or certificates for the number of whole Warrant Shares issuable upon the exercise of such Warrants, together with cash in lieu of fractional shares as provided in Section 7.  Such certificate or certificates shall be deemed to have been issued, and any Person so designated to be named therein, in accordance with this Agreement, shall be deemed to have become a Holder of record of such Warrant Shares, as of the date of the surrender of such Warrants and payment of the Exercise Price, and from such date, regardless of when the Company actually mails such certificate, the Holder shall be deemed for all purposes to be the Holder of record of the Warrant Shares so deliverable by the Company.

(f)          Partial Exercise.  If a Warrant shall have been exercised in part, the Company shall deliver to the Holder of such Warrant a new certificate evidencing the right of such Holder to purchase shares of Common Stock representing the portion of the Exercise Percentage as to which the Warrant has not theretofore been exercised.  Except for the Exercise Percentage, such new certificate shall in all other respects be identical with the original certificate and subject to the terms of this Agreement.

(g)          Cancellation of Exercised Warrants.  All Warrant Certificates surrendered upon exercise of Warrants shall be cancelled by the Warrant Registrar.  Such cancelled Warrant Certificates shall then be disposed of by the Warrant Registrar in a manner satisfactory to the Company.

(h)          Records; Copies.  The Company shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the Holders upon reasonable advance written notice and during normal business hours at its office.  The Company shall supply the Holders from time to time with such numbers of copies of this Agreement as the Holders may reasonably request.

Section 4.	Tax Matters

The Company will pay all documentary stamp taxes attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided, that the Company shall not be required to pay any tax or taxes that may be payable in respect of any transfer involved in the issue of any Warrant Certificates or any certificates for Warrant Shares in a name other than that of the Holder of a Warrant Certificate surrendered upon the exercise of a Warrant, and the Company shall not be required to issue or deliver such Warrant Certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 5.	Reservation of Warrant Shares

(a)          Reservation of Shares.  The Company will at all times reserve and keep available, out of the aggregate of its authorized but unissued Common Stock or its authorized and issued Common Stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of Warrants, the maximum number of shares of Common Stock which may then be deliverable upon the exercise of all outstanding Warrants.

(b)          Transfer Agent.  The Company or, if appointed, the transfer agent for the Common Stock (the “Transfer Agent”) and every subsequent transfer agent for any shares of the Company’s Capital Stock issuable upon the exercise of any of the rights of purchase represented by the Warrants will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose.  The Company will keep a copy of this Agreement on file with the Transfer Agent and with every subsequent transfer agent for any shares of the Company’s Capital Stock issuable upon the exercise of the rights of purchase represented by the Warrants.  The Company will supply such Transfer Agent with duly executed certificates for such purposes and will provide or otherwise make available any cash that may be payable as provided in Section 7.

(c)          Fully Paid and Nonassessable.  The Company covenants that all Warrant Shares that may be issued upon exercise of Warrants will, upon issue, be fully paid, nonassessable, and free from all Liens, other than any Liens created by the recipient thereof or under this Agreement or under applicable securities laws.

(d)          Regulatory Approvals.  Before taking any action that would result in an adjustment in the number of shares of Common Stock for which the Warrants are exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction over such action.  If any Common Stock required to be reserved for issuance upon exercise of Warrants require registration or qualification with any governmental authority under any federal or state law (other than under the Securities Act or any state securities law) before such Common Stock may be so issued, the Company will in good faith and as expeditiously as possible and at its expense endeavor to cause such Common Stock to be duly registered.

(e)          New Regulatory Approvals.  In the event that the Company shall become subject to the regulatory jurisdiction of a governmental body or bodies, and approval or consent of, or a filing or registration with, such governmental body or bodies is required in order for the Company to issue Common Stock upon any exercise of a Warrant, the Company will in good faith and as expeditiously as possible and at its expense use commercially reasonable efforts to obtain such approval or consent, or to cause such Common Stock to be duly registered.

(f)          No Impairment.  The Company shall not by any action, including amending its Charter or any other organizational document, or through any reorganization, reclassification, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other similar voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holders under this Agreement against impairment.

Section 6.	Adjustments

(a)          Adjustments for Change in Common Stock.  If the Company shall at any time or from time to time, after the issuance of the Warrants but prior to the earlier of the exercise of the then-outstanding Warrants and the Expiration Time, (w) make a dividend or distribution on the outstanding shares of Common Stock payable in Capital Stock, (x) subdivide the outstanding shares of Common Stock into a larger number of shares, (y) combine the outstanding shares of Common Stock into a smaller number of shares or (z) issue any shares of its Capital Stock in a reclassification of the Common Stock, then, and in each such case, (A) the aggregate number of Warrant Shares for which this Warrant is exercisable immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Company) so that the Holder shall be entitled to receive upon exercise of this Warrant the number of shares of Common Stock or other securities of the Company that it would have owned or would have been entitled to receive upon or by reason of any of the events described above, had this Warrant been exercised immediately prior to the occurrence of such event and (B) the Exercise Price payable upon the exercise of this Warrant shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to such adjustment, and the denominator of which shall be the number of Warrant Shares issuable immediately thereafter.  An adjustment made pursuant to this Section 6(a) shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

(b)          Consolidation, Merger, Reorganization or Recapitalization. If the Company shall at any time after the date hereof but prior to the Expiration Time become a party to any transaction (including a merger, consolidation, sale of all or substantially all of the Company’s assets, liquidation or recapitalization of the Common Stock, not subject to adjustment under Section 6(a)) in which the previously outstanding Common Stock shall be converted or changed into or exchanged for different securities of the Company or common stock or other securities of another corporation or interests in a non-corporate Person or other property, or any combination of the foregoing (each such transaction being herein called an “Adjustment Transaction”), then the Company shall use commercially reasonable efforts to have lawful and adequate provision made so that each Holder of a Warrant, upon the exercise thereof at any time on or after the consummation of the Adjustment Transaction, shall be entitled to receive, and such Warrant shall thereafter represent the right to receive, in lieu of the Warrant Shares issuable upon such exercise prior to such consummation, the securities, cash or other property to which such Holder would have been entitled upon consummation of the Adjustment Transaction if such Holder had exercised such Warrant into Warrant Shares immediately prior thereto (subject to adjustments from and after the consummation date as nearly equivalent as possible to the adjustments provided for in this Section 6).

(c)          Notice of Adjustments.  Whenever the type or number of securities, cash or assets issuable upon the exercise of an outstanding Warrant is adjusted, the Company shall prepare and mail to Holders a certificate (signed by the Company’s chief financial officer or chief executive officer) setting forth (i) the type and number of securities, cash or assets issuable upon the exercise of the Warrant after such adjustment, (ii) a brief statement of the facts requiring such adjustment and (iii) the computation by which such adjustment was made.  The Company shall promptly cause a signed copy of such certificate to be delivered to each Holder in accordance with Section 11(b).  The Company shall keep at its address specified in Section 11(b) copies of all such certificates and cause the same to be available for inspection at said office during normal business hours by any Holder or any prospective transferee of a Warrant designated by a Holder thereof.

(d)          Adjustment of Exercise Price.  In addition to any adjustments provided elsewhere in this Section 6, the Exercise Price shall be further adjusted to equal the par value per share of Common Stock on the thirtieth day following the occurrence of the Exercise Trigger Date; provided, however, that such par value shall not exceed $0.20 per share; and provided further that, if at such time there is no par value assigned to the Common Stock, then the Exercise Price shall equal $.01.

(e)          Form of Warrants.  Irrespective of any adjustments in the Exercise Price, the number of Warrant Shares for which each Warrant may be exercised or kind of shares or other assets purchasable upon the exercise of the Warrants, Warrants theretofore or thereafter issued may continue to express the same Exercise Price, Exercise Percentage and number and kind of shares or other assets as are stated in the Warrants initially issuable pursuant to this Agreement.

(f)          Certain Limitations.  Notwithstanding anything herein to the contrary, the Company agrees not to enter into any transaction that, by reason of any adjustment under this Section 6, would cause the Exercise Price to be less than the par value of the Common Stock, unless the Company first reduces the par value of the Common Stock to be less than the Exercise Price that would result from such transaction.

Section 7.	Fractional Interests

The Company shall not be required to issue fractional Warrant Shares on the exercise of Warrants, although it may do so in its sole discretion.  If more than one Warrant shall be presented for exercise in full at the same time by the same Holder, the number of full Warrant Shares that shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented.  If any fraction of a Warrant Share would, except for the provisions of this Section 7, be issuable on the exercise of any Warrants (or specified portion thereof), the Company shall pay an amount in cash equal to the Current Market Price per Warrant Share, as determined on the day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole United States cent.

Section 8.	Financial and Business information

On and after the Exercise Trigger Date, if the Company is no longer subject to the periodic reporting requirements of the Exchange Act, then the Company shall deliver to the Holders of Warrants one copy of each of the following items:

(i)           as soon as available, and in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year, unaudited interim consolidated balance sheets of the Company and its Subsidiaries as at the end of such quarter and the related consolidated statements of income, cash flow, stockholders’ equity and changes in financial position of the Company and its Subsidiaries as at the end of and for such quarter, setting forth in each case in comparative form the corresponding figures for and as at the end of the corresponding quarter of the preceding fiscal year, all in reasonable detail and certified by a principal financial officer of the Company, as prepared in accordance with GAAP consistently applied (subject to year end adjustments and the absence of footnotes) and fairly presenting in all material respects the consolidated financial position and results of operations of the Company and its Subsidiaries for such periods;

(ii)          within one hundred twenty (120) days after the end of each fiscal year of the Company, audited consolidated balance sheets of the Company and its Subsidiaries as at the end of such year and the related audited consolidated statements of income, stockholders’ equity and changes in financial position of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the consolidated figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of independent public accountants of recognized national standing selected by the Company, which report shall state that such consolidated financial statements present fairly in all material respects the financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and changes in their financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise specified in such report) and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(iii)         promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available by the Company to the holders of any class of its securities generally or by any Subsidiary of the Company to the holders of any class of its securities generally; and

(iv)         with reasonable promptness, such other information relating to the Company and its Subsidiaries as a Holder may, from time to time, reasonably request.

Section 9.	Representations and Warranties of the Company

The Company hereby represents and warrants to the Holders as of the date hereof and as of the Initial Issuance Date, as follows:

(a)          Corporate Existence and Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of State of Delaware.  The Company has the corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents and to issue the Warrants as provided in this Agreement.  The Company has, prior to the date hereof, provided to the Initial Holders true and complete copies of the Company’s Charter and bylaws, as in effect as of the date hereof.

(b)          Authorization; No Contravention.  The execution, delivery and performance by the Company of each Transaction Document and the transactions contemplated thereby (including the issuance of the Warrants) (i) have been duly authorized by all necessary corporate action of the Company; (ii) do not contravene the terms of the Company’s Charter or bylaws or any other governing or organizational documents of the Company; (iii) do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or the creation of any Lien under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation (each a “Contractual Obligation”) to which the Company is party or by which any of its assets are bound or any Legal Requirement applicable to the Company; and (iv) do not violate any judgment, injunction, writ, award, decree or order (collectively, “Orders”) of any Governmental Authority against, or binding upon, the Company or any of its assets.

(c)          Governmental Authorization; Third Party Consents.  Assuming the accuracy of the representations and warranties of the Holders, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under a Legal Requirement, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of the Transaction Documents or the transactions contemplated thereby (including the issuance of the Warrants), except for any approvals, consents or authorizations that have been obtained, actions taken, notices given, or filings made, prior to the execution and delivery hereof, which are in full force and effect on the date hereof.

(d)          Binding Effect.  This Agreement has been, and when executed and delivered by the Company the Warrants and the Registration Rights Agreement will have been, duly executed and delivered by the Company, and this Agreement constitutes, and when executed and delivered by the Company the Warrants and the Registration Rights Agreement each will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

(e)          Capitalization.  The authorized capital stock of the Company, as of the date hereof consists, and as of he Issuance Date will consist, of:

(i)           50 shares of Class B Convertible Preferred Stock, par value $0.10, of which 45 shares are presently issued and outstanding,

(ii)          1,200,000 shares of Class A Convertible Preferred Stock, par value $0.10, of which 27,756 shares are presently issued and outstanding,

(iii)         5,000 shares of Class AA Convertible Preferred Stock, par value $0.10, of which 5,000 shares are presently issued and outstanding,

(iv)         2,500 shares of Class F Convertible Preferred Stock, par value $0.10, of which 2,000 shares are presently issued and outstanding, and

(v)          7,500,000 shares of Common Stock, of which 3,888,959 shares are presently issued and outstanding.

Immediately following the Initial Issuance Date, sufficient shares of Common Stock shall be reserved for issuance in respect of Warrants.  All of the shares of Common Stock to be issued upon exercise of Warrants shall be, when so issued in accordance with such Warrants, validly issued, fully paid and non-assessable and free and clear of all Liens, other than any Liens created by the recipient thereof or under this Agreement or under applicable securities laws.

(f)          Validity of Warrants.  When issued, the Warrants will be validly issued and will be entitled to the benefits of this Agreement.

Section 10.	Representations and Warranties of the Holders

Each Holder, severally and not jointly, hereby represents and warrants to the Company as of the date hereof and as of the Issuance Date, as follows:

(a)          Acquisition for Own Account.  The Warrants being acquired by such Holder pursuant to this Agreement are being acquired for its own account and with no intention of distributing or reselling such Warrants or the Warrant Shares issuable upon exercise thereof or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, any state of the United States or any foreign jurisdiction, without prejudice, however, to the rights of such Holder at all times to sell or otherwise dispose of all or any part of such Warrants or Warrant Shares in a transaction that does not violate the Securities Act under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act.  If such Holder should in the future decide to dispose of any of such Warrants or Warrant Shares, such Holder understands and agrees that it may do so only in compliance with the Securities Act and applicable state and foreign securities laws, as then applicable and in effect.

(b)          Restricted Securities.  Such Holder understands that (i) the Warrants and the Warrant Shares will not be registered at the time of their issuance under the Securities Act for the reason that the sale provided for in this Agreement and upon exercise of Warrants is exempt pursuant to Section 4(2) of the Securities Act, (ii) the reliance of the Company on such exemption is predicated in part on such Holder’s representations set forth herein, and (iii) such Warrants and Warrant Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration.

(c)          Accredited Investor.  Such Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and the Registration Rights Agreement, has the ability to bear the economic risks of the investment and is an “accredited investor” as defined in Rule 501 of Regulation D, promulgated under the Securities Act.

Section 11.	Miscellaneous

(a)          Limitation of Liability; No Rights as Stockholders.  Prior to any exercise of a Warrant by a Holder, no provision hereof and no enumeration herein of the rights or privileges of the Holders, shall give rise to any liability or right of any such Holder to pay the Exercise Price for any Common Stock or any liability as a stockholder of the Company, in each case other than pursuant to an exercise of a Warrant and in each case whether such liability is asserted by the Company or by creditors of the Company.  Nothing contained in this Agreement or in any of the Warrant Certificates shall be construed as conferring upon the Holders the right to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company.

(b)         Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if (i) delivered personally against written receipt or by facsimile transmission, (ii) mailed by prepaid first class mail, return receipt requested, or (iii) delivered by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

If to the Company, to:

Florida Gaming Corporation
3500 N.W. 37th Avenue
Miami, Florida 33142
Facsimile:  (305) 633-4386
Attention:  President

with a copy to:

Frost Brown Todd LLC
400 W. Market Street – 32nd Floor
Louisville, Kentucky 40202
Facsimile:  (502) 581-1087
Attention:  R. James Strauss

If to any Holder, to the address (or facsimile number) for such Person set forth in the books and records of the Company.

All such notices, requests and other communications will (w) if delivered personally to the address as provided in this Section 11(b), be deemed given upon delivery, (x) if delivered by facsimile transmission to the facsimile number as provided in this Section 11(b), be deemed given upon facsimile confirmation, (y) if delivered by mail in the manner described above to the address as provided in this Section 11(b), upon the earlier of the third Business Day following mailing or upon receipt and (z) if delivered by overnight courier to the address as provided in this Section 11(b), be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 11(b)).  Any party from time to time may change such party’s address, facsimile number or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto, which notice shall only be effective upon receipt.

(c)          Supplements and Amendments.  This Agreement (together with the exhibits and schedules hereto, which are incorporated herein by reference and made a part hereof), together with the Registration Rights Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the parties hereto, written or oral, with respect to such subject matter.  This Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Company and the Holders of Warrants representing a majority of the Warrant Shares issuable upon exercise of outstanding Warrants, and any such amendment, modification or supplement shall be binding on the Company and all Holders; provided, that any amendment that alters the rights of any Holder in a discriminatory manner as compared to all other Holders shall require the prior written consent of such Holder.  This Agreement is for the benefit only of the parties hereto and is not intended to create any obligations to, or rights in respect of, any other persons other than the parties hereto.

(d)         Governing Law; Disputes.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York, except with respect to the validity of this Agreement and the Warrants, the issuance of Common Stock upon exercise of the Warrants and the rights and duties of the Company with respect to registration of transfer, which shall be governed by the laws of the State of Delaware.

(e)          Consent to Jurisdiction; Service of Process.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any New York State or federal court located in New York County, in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11(b) shall be deemed effective service of process on such party.

(f)          Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

(g)         Specific Performance.  Each of the parties hereto, in addition to being entitled to exercise its rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights provided under this Agreement.  Each party hereto agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement, and hereby agrees, in an action for specific performance, to waive the defense that a remedy at law would be adequate.

(h)         Waiver.  No waiver by any party of any term or condition of this Agreement, in one or more instances, shall be valid unless in writing, and no such waiver shall be deemed to be construed as a waiver of any subsequent breach or default of the same or similar nature.  Notwithstanding the foregoing, any waiver on behalf of the Holders may be granted by a written instrument executed by the Holders of Warrants representing a majority of the Warrant Shares issuable upon exercise of outstanding Warrants; provided, that any waiver that alters the rights of any Holder in a discriminatory manner as compared to all other Holders shall require the prior written consent of such Holder.

(i)           Successors and Assigns.  Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

(j)           Joinder Agreement.  Each Holder severally agrees that it will not Transfer any Warrant to any third party unless such transferee has executed a Joinder Agreement by which such transferee becomes a party to this Agreement.  Upon becoming a party to this Agreement, such transferee shall become entitled to the benefits, and subject to the obligations, of a Holder under this Agreement.

(k)          Invalid Provisions.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  If the economic or legal substance of the transactions contemplated hereby is affected in a manner materially adverse to a party as a result of any such invalidation, voiding or unenforceability, then the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(l)           Further Assurances.  Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

(m)         Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

(n)          Survival of Representations and Warranties.  All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by the Company or any Holder or on behalf of any of them.

(o)         Expenses.  The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Holders, including the reasonable fees, charges and disbursements of counsel for the Holders, in connection with the preparation and administration of this Agreement and the other Transaction Documents or any amendments, modifications or waivers of the provisions hereof or thereof and (ii) all reasonable out-of-pocket expenses incurred by the Holders, including the fees, charges and disbursements of counsel for the Holders, in connection with the enforcement or protection of their rights in connection with the Transaction Documents, including their rights under this Section 11(o).  All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

COMPANY:

FLORIDA GAMING CORPORATION

By:	/s/ William B. Collett, Jr.
Name: William B. Collett, Jr.
Title: CEO

Signature Page to Warrant Agreement

To approve this Agreement as a Holder:

Holder:

/REDACTED/

By:
Name:
Title:

Holder:

/REDACTED/

By:
Name:
Title:

Signature Page to Warrant Agreement

To approve this Agreement as a Holder:

/REDACTED/

By:
Name:
Title:

Signature Page to Warrant Agreement

To approve this Agreement as a Holder:

/REDACTED/

By:
Name:
Title:

Signature Page to Warrant Agreement

EXHIBIT A

FORM OF WARRANT CERTIFICATE

[Face]

Agreement Legend.  Each Warrant issued under this Agreement shall bear the following legend on the face thereof:

“The securities represented by this certificate are subject to a Warrant Agreement dated as of April 25, 2011, by and among the issuer and the other persons named therein, as such agreement may be amended, restated or modified from time to time, and may not be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of except in accordance with the provisions thereof, and any transferee of these securities shall be subject to the terms of such agreement.  A copy of such agreement is maintained with the corporate records of the issuer and is available for inspection at the principal offices of the issuer.”

Private Placement Legend.  Each Warrant issued pursuant to an exemption from the registration requirements of the Securities Act shall bear the following legend on the face thereof:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws, and may not be offered, sold or transferred except pursuant to (i) an effective registration statement under the Act and in compliance with applicable state securities laws or (ii) an applicable exemption from registration under the Act and under applicable state securities laws.”

Warrant No. [________]
Exercise Percentage [______]

Warrant Certificate

FLORIDA GAMING CORPORATION

This Warrant Certificate entitles [________], and its permitted assigns, to purchase from Florida Gaming Corporation, a Delaware corporation (the “Company”), a number of shares of Common Stock, $0.20 par value (“Common Stock”) of the Company such that, following exercise in full of the warrant represented by this Warrant Certificate, the holder hereof will hold [__] percent ([__]%) of the total outstanding Common Stock on a fully-diluted basis immediately following such exercise at the Exercise Price, at any time after the Exercise Trigger Date (as defined in the hereinafter defined Warrant Agreement) or from time to time thereafter, all subject to the terms, conditions and limitations set forth in the Warrant Agreement dated as of April 25, 2011 (as may be amended, modified or restated from time to time, the “Warrant Agreement”), among the Company, the Holders named therein and the Persons executing a Joinder Agreement as provided therein.  The warrant represented by this Warrant Certificate is a “Warrant” as defined and provided in the Warrant Agreement and is entitled to the rights and obligations therein provided; and the percentage referred to in the preceding sentence is the “Exercise Percentage” for this Warrant as defined and provided in the Warrant Agreement.  The Warrant may be exercised in whole or in part in the manner provided in the Warrant Agreement.  The Warrant Agreement is hereby incorporated by reference in and made a part of this Warrant Certificate and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities of the Company and the Holder.

The Warrant represented by this Warrant Certificate may not be exercised prior to the Exercise Trigger Date, and may not be exercised after 5:00 p.m., New York, New York time on April 26, 2021 (the “Expiration Time”).  To the extent not exercised by the Expiration Time, this Warrant shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

IN WITNESS WHEREOF, Florida Gaming Corporation has caused this Warrant Certificate to be signed below.

Dated:

FLORIDA GAMING CORPORATION

By:
Name:
Title:

[Reverse of Warrant Certificate]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants issued or to be issued pursuant to the Warrant Agreement, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the holders (the words “holders” or “holder” meaning the registered holders or registered holder) of the Warrants.  A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company.

Warrants may be exercised at any time on or after the Exercise Trigger Date and on or before the Expiration Time.  In order to exercise all or any of the Warrants represented by this Warrant Certificate, the holder must deliver to the Company at the address set forth in Section 11(b) of the Warrant Agreement this Warrant Certificate and the form of election to purchase attached hereto duly filled in and signed, and upon payment to the Company of the Exercise Price, for the number of Warrant Shares, in respect of which such Warrants are then exercised.

The Warrant Agreement provides that upon the occurrence of certain events the Exercise Price and the number of Warrant Shares that may be purchased upon the exercise of each Warrant may, subject to certain conditions, be adjusted. The Company shall not be required to issue fractional shares of Common Stock but may do so in its discretion.  If fractional shares are not so issued, the Company will pay the cash value thereof determined as provided in the Warrant Agreement.

Warrant Certificates, when surrendered to the Company by the holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate to the Company, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company may deem and treat the holder(s) thereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.  Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

[Form of Election to Purchase]

(To Be Executed Upon Exercise Of Warrant)

The undersigned registered owner of this Warrant irrevocably exercises this Warrant for the purchase of a number of shares of Common Stock of the Company such that, as a result of such exercise, the undersigned will receive shares of Common Stock representing [__] percent ([__]%) of the total outstanding shares of Common Stock on a fully-diluted basis immediately following such exercise and herewith makes payment therefor, all at the price and on the terms and conditions specified in the Warrant Agreement (as defined below) and requests that such shares of Common Stock (and any securities or other property issuable upon such exercise) be issued in the name of and delivered to _________________________ whose address is ____________________________________ and, if such shares of Common Stock shall not include all of the shares of Common Stock issuable as provided in this Warrant, that a new Warrant of like tenor and date for the remaining Exercise Percentage hereunder be delivered to the undersigned.

Signature

Date:

[Form of Assignment Form]

FOR VALUE RECEIVED, the undersigned registered owner of the enclosed Warrant Certificate hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under the Warrant Certificate, with respect to the Exercise Percentage set forth below:

Name and Address of Assignee	Exercise Percentage

and does hereby irrevocably constitute and appoint ________ _____________ attorney-in-fact to register such transfer onto the books of Florida Gaming Corporation maintained for the purpose, with full power of substitution in the premises.

If the Assignee is not already a party to the Registration Rights Agreement (as that term is defined in the Warrant Agreement), the undersigned registered owner of the enclosed Warrant Certificate has provided the Company with a fully executed joinder agreement pursuant to which the Assignee has become a party to the Registration Rights Agreement.

Dated:___________________	Print Name:

Signature:

Witness:

NOTICE:    The signature on this assignment must correspond with the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatsoever.

EXHIBIT B

FORM OF JOINDER TO  WARRANT AGREEMENT

THIS JOINDER to Warrant Agreement (this “Joinder”) is made as of ____ ___, ____  by ___________, a ________ (the “Purchaser”) pursuant to the Warrant Agreement dated as of April 25, 2011 (as amended, supplemented or otherwise modified from time to time, the “Warrant Agreement”), by and among Florida Gaming Corporation, a Delaware corporation (the “Company”) and the Initial Holders and other Holders party thereto.  Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Warrant Agreement.

In consideration of the sale, issuance or transfer of Warrants to the Purchaser and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser hereby agrees as follows:

1.           The Purchaser hereby joins in and agrees to be bound by, and shall be entitled to the benefits of, each and all of the provisions of the Warrant Agreement as a Holder thereunder.  The Purchaser further agrees to execute and deliver all other documents and instruments and take all other actions required under or pursuant to the Warrant Agreement or as reasonably required by the Company in connection herewith.

2.           For purposes of delivering any notice under the Warrant Agreement, the address of the Purchaser is as follows:

[Name]
[Address]
Facsimile Number:

3.           This Joinder may be executed in counterparts each of which, taken together, shall constitute one and the same original.

4.           This Joinder and the rights of the Purchaser hereunder shall be interpreted in accordance with the laws of the State of New York, and all rights and remedies shall be governed by such laws without regard to principles of conflicts of laws.

EXECUTED AND DATED this the ____ day of [_____], 20[__].

[PURCHASER]

By:

B-1

SCHEDULE 2(b)
WARRANT ALLOCATION

Name and Address of Holder	Exercise Percentage
/REDACTED/	/REDACTED/
/REDACTED/	/REDACTED/
/REDACTED/	/REDACTED/
/REDACTED/	/REDACTED/
Total	30.0%

S-1